Exhibit 99.1

CONTACT:	Susan Hubbard
Investors
(650) 522-5715

Amy Flood
Media
(650) 522-5643

For Immediate Release

GILEAD  BOARD  OF  DIRECTORS  APPROVES  TWO-FOR-ONE  STOCK  SPLIT

Foster City, CA, July 28, 2004 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today that its Board of Directors has approved a two-for-one stock split of the company’s outstanding common stock.  Stockholders of record as of the close of business on August 12, 2004 will receive a stock dividend of one additional share of common stock for every share of common stock they own.  Based on the total number of shares outstanding as of June 30, 2004, the stock split will increase the total number of shares outstanding from approximately 215,211,000 to 430,422,000.

Stockholders who hold their stock in a brokerage account will receive their new shares through their broker.  Stockholders who maintain physical possession of their stock certificates will have their additional shares mailed or delivered on or about September 3, 2004, by the company’s transfer agent, Mellon Investor Services L.L.C.  The company’s stock will begin trading at the post-split price on September 7, 2004.  Any shares purchased between August 13, 2004 and September 7, 2004 will come with a “due-bill” entitling the buyer to one additional share for each share purchased.

Gilead Sciences

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes therapeutics to advance the care of patients suffering from life-threatening diseases worldwide.  The company has six marketed products and focuses its research and clinical programs on anti-infectives.  Headquartered in Foster City, CA, Gilead has operations in North America, Europe and Australia.

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For more information on Gilead Sciences, please visit the company’s web site at www.gilead.com or call
Gilead Public Affairs at 1-800-GILEAD-5 or 1-650-574-3000.

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone 650 574 3000 facsimile 650 578 9264